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Western Reserve Bancorp, Inc.
Exhibit 11--Earnings per Share

                                                          Three months ended March 31,
                                                            2004                 2003
                                                       --------------       -------------
Numerator:
  Net income                                           $      136,439       $     135,051

Denominator:
  Denominator for basic earnings per
     share--weighted-average shares                           388,052             388,052

  Effect of dilutive securities:
     Nonqualified stock options                                 9,291               9,291

                                                       --------------       -------------
  Denominator for diluted earnings
     per share                                                397,343             397,343
                                                       ==============       =============

Basic earnings per share                               $         0.35       $        0.35
                                                       ==============       =============

Diluted earnings per share                             $         0.34       $        0.34
                                                       ==============       =============

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